UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2024

RYAN SPECIALTY HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40645	86-2526344
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 North Wacker Drive, Suite 4000
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 784-6001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	RYAN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 5, 2024, Ryan Specialty Holdings, Inc. (“Ryan Specialty”) issued a press release announcing that Ryan Specialty, LLC (the “Company”), an indirect subsidiary of Ryan Specialty, priced a private offering of $600.0 million in aggregate principal amount of its 5.875% Senior Secured Notes due 2032 (the “Notes”), which represents an increase of $100.0 million from the previously announced aggregate offering size. The Notes were priced at 100% of par. The sale of the Notes is expected to be completed on September 19, 2024, subject to customary closing conditions.

The Company will use the net proceeds from the offering of the Notes to repay a portion of the borrowings under its senior secured revolving credit facility, which borrowings were used, together with cash on hand, to fund the acquisition of US Assure Insurance Services of Florida, Inc., which was consummated on August 30, 2024 for approximately $1.075 billion. A copy of the press release issued in connection with the offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated as of September 5, 2024

101	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RYAN SPECIALTY HOLDINGS, INC.

Date: September 5, 2024	By:	/s/ Mark S. Katz
	Name:	Mark S. Katz
	Title:	Executive Vice President, General Counsel and Corporate Secretary